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                                                                Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 33-56354, 33-70632, 33-72752, 33-83956, 33-94756, 333-06939, 333-06733 and
333-03532 of HFS Incorporated (the "Company") on Form S-8 and Registration Statements Nos. 333-11029,333-11031 and 333-17453 of the Company on Form S-3 of our report dated March 11, 1994, related to the consolidated statements of operations, stockholders' equity and cash flows for the three months ended December 31, 1993 and the consolidated statements of operations and cash flows for the nine months ended September 30, 1993 of Coldwell Banker Corporation and Subsidiaries (formerly Coldwell Banker Residential Holding Company and Subsidiaries).


Deloitte & Touche LLP
Costa Mesa, California
March 21, 1997